Exhibit 4.2
DISTRIBUTION REINVESTMENT PLAN
OF
NUVEEN CHURCHILL PRIVATE CREDIT FUND
Nuveen Churchill Private Credit Fund, a Delaware statutory trust (the “Company”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its Board of Trustees (the “Board”) with respect to the Company’s common shares of beneficial interest (“Shares”).
1.    Unless a shareholder specifically elects to have any portion of its distributions reinvested by the Company in the Shares pursuant to paragraph 3 below, all distributions hereafter declared by the Board shall be paid in cash to each shareholder, and no action shall be required on such shareholder’s part to receive such cash.
2.    Such distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board to shareholders of record at the close of business on the record date(s) established by the Board for the distribution involved.
3.    To exercise the option of having its distributions reinvested in Shares, a shareholder shall notify the Company and U.S. Bank National Association (referred to as the “Plan Administrator”), in writing using the form of notice set forth as an appendix to the Subscription Agreement signed by such shareholder or any other form of notice as distributed to such shareholder by the Company. Such election shall remain in effect until the stockholder notifies the Plan Administrator in writing of its desire to change its election. In order to be effective with respect to a particular distribution, notices must be received by the Plan Administrator no later than ten (10) calendar days prior to the record date fixed by the Board for such distribution. All correspondence concerning the Plan should be directed to the Plan Administrator by mail at U.S. Bank National Association, Attn: Nuveen Churchill Private Credit Fund,     [                    ], by telephone by calling [                    ].
4.    The number of Shares to be issued to a shareholder that has elected to have its distributions reinvested in accordance with paragraph 3 (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”), including distributions paid with respect to fractional Shares. All Shares issued pursuant to the Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company.
5.    The Plan Administrator will confirm to each Participant each issuance of Shares made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.
6.    The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to shareholders who participate in the Plan.
7.    The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to the effectiveness of such termination.
8.    These terms and conditions under the Plan may be amended or supplemented by the Company at any time, only by sending written notice to the Participant at least 30 days prior to the effective date thereof. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.
9.    The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

10.    These terms and conditions shall be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.
Adopted: [                    ], 2024